Exhibit 99.1

FOR IMMEDIATE RELEASE	MAY 15, 2006

Media Relations Contact:	Investor Relations Contact:
Mitch Seigle	Tom Tran
408-954-3225	408-433-8105
mitch.seigle@lsi.com	tom.tran@lsi.com
CC06-24
LSI LOGIC COMPLETES $105 MILLION SALE OF GRESHAM FAB TO ON SEMICONDUCTOR
MILPITAS, Calif., May 15, 2006 – LSI Logic Corporation (NYSE: LSI) today announced it has completed the sale of its Gresham, Oregon semiconductor manufacturing facility to Semiconductor Components Industries, LLC, the primary operating subsidiary of ON Semiconductor Corporation (Nasdaq: ONNN), for $105 million, under terms of a definitive agreement executed on April 5, 2006.
The facility purchased by the ON Semiconductor subsidiary consists of a campus measuring approximately 83 acres, multiple buildings with approximately 500,000 square feet of floor space, including approximately 98,000 square feet of cleanroom space, and a 200 millimeter-capable toolset and equipment that can produce 18,000 8-inch wafers per month.
Related to the transaction, the ON Semiconductor subsidiary has entered into additional agreements with LSI, including a multi-year wafer supply and test agreement, intellectual property license agreement, transition services agreement and a facilities use agreement. The ON Semiconductor subsidiary has also hired substantially all of the LSI manufacturing employees based at the Gresham site, with the remaining non-manufacturing workforce continuing their employment with LSI.
In September, 2005, LSI adopted a fabless manufacturing strategy intended to better serve its global customer base, reduce production costs and adopt leading-edge process technologies. The closing of this transaction completes the company’s transition to a fully fabless model while providing uninterrupted service to customers.
LSI has received approximately $90 million in proceeds to date, with the balance due within 90 days of closing according to the agreement.

About LSI Logic
LSI Logic Corporation (NYSE: LSI) is a leading provider of silicon-to-system solutions that are used at the core of products that create, store and consume digital information. LSI offers a broad portfolio of capabilities including custom and standard product ICs, host bus and RAID adapters, storage area network solutions and software applications. LSI products enable leading technology companies in the Storage and Consumer markets to deliver some of the most advanced and well-known electronic systems in the market today. More information is available at www.lsi.com.
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